EXHIBIT 3.12

AMENDED AND RESTATED OPERATING AGREEMENT
THE GUNLOCKE COMPANY L.L.C.

The undersigned enter into this amended and restated operating agreement for operation of The Gunlocke Company L.L.C. (the "Company").

1.           Intent of the Parties.  This operating agreement is a contract between the Member and the Company and is enforceable against any party, which violates its terms.  All Members must sign this operating agreement as a condition precedent of membership.

2.           Office.  The principal office of the Company is located at 408 East Second Street, Muscatine, Iowa 52761.  The Company may have such other offices, either within or without the State of Iowa, as the Member may designate or as the business of the Company may require.  The registered office of the Company required by the Act to be maintained in the State of Iowa shall be, but need not be, identical with the principal office, and may be changed from time to time by the Member.

3.           Purpose.  The Company is organized to conduct any lawful business allowed by Chapter 490A of the Code of Iowa (the "Act").

4.           Duration of the Company.  The Company filed Articles of Organization with the Office of the Secretary of State on December 23, 2002 and filed Restated Articles of Organization with the Office of the Secretary of State on May 28, 2009.  The Company shall terminate as provided in the Articles of Organization.

5.           Management of the Company.

5.1        Managers.  The business and affairs of the Company shall be managed by its Manager or Managers.  Each Manager shall participate in the direction, management and control of the business of the Company to the best of the Manager's ability.  The Managers may adopt rules and regulations for the conduct of their meetings and the management of the Company not inconsistent with this Operating Agreement and the Act.

5.2.       Number, Managers, Tenure and Qualifications.  The number of Managers of the Company shall be three, and the Managers shall be Stan A. Askren, Kurt A. Tjaden, and Steven M. Bradford.  The number may be changed by a written document executed on behalf of the Member, but in no instance shall there be less than one Manager.  Each Manager shall hold office until his or her successor shall have been elected and qualified.  Managers need not be residents of the State of Iowa or a Member of the Company.

5.3.       Powers of Managers.  Without limiting the generality of Section 5.1, the Managers shall have power and authority, as a group, on behalf of the Company:

             (a)           To acquire property from any person or entity as the Managers may determine.  The fact that a Member is directly or indirectly affiliated or connected with any such person or entity shall not prohibit the Managers from dealing with that person or entity;

             (b)           To borrow money for the Company from banks, other lending institutions, the Member, or affiliates of the Member on such terms as they deem appropriate, and in connection therewith, to mortgage, encumber and grant security interests in the assets of the Company to secure repayment of the borrowed sums (and no such action shall require a vote of the Member);

             (c)           To purchase liability and other insurance to protect the Company's property and business;

             (d)           To hold and own any Company real and/or personal properties in the name of the Company;

             (e)           To invest any Company funds temporarily (by way of example but not limitation) in time deposits, short-term governmental obligations, commercial paper or other investments and otherwise conduct or direct the Company's banking activities;

              (f)           To sell or otherwise dispose of assets of the Company, provided that such assets do not constitute all or substantially all of the assets of the Company;

             (g)           To execute on behalf of the Company all instruments and documents, including, without limitation, checks, drafts, notes and other negotiable instruments, mortgages or deeds of trust, powers of attorney, security agreements, financing statements, documents providing for the acquisition, mortgage or disposition of the Company's property, assignments, bills of sale, leases, partnership agreements, and any other instruments or documents necessary or appropriate, in the opinion of the Managers, to the business of the Company;

             (h)           To employ accountants, legal counsel, managing agents or other experts to perform services for the Company and to compensate them from Company funds;

              (i)           To enter into any and all other contracts or agreements on behalf of the Company to carry out the purposes of the Company, with any other person or entity for any purpose, in such forms as the Managers may approve;

              (j)           To declare and pay distributions to the Member; and

             (k)           To do and perform all other acts as may be necessary or appropriate to the conduct of the Company's business, and not inconsistent with applicable law, the Articles of Organization or this Operating Agreement.

5.4        Standard of Conduct; No Guarantee.   A Manager shall discharge that manager's duties as a manager in good faith, with the care an ordinary prudent person in a like position would exercise under similar circumstances, and in a manner the Manager believes to be in the best interests of the Company.  A Manager does not guarantee the return of the Member's capital contributions or a profit for the Member from the operations of the Company.

5.5        No Exclusive Duty to Company.  A Manager shall not be required to manage the Company as his or her sole and exclusive function and any Manager may have other business interests and may engage in other activities in addition to those relating to the Company.  Neither the Company nor any Member shall have any right, by virtue of this Agreement, to share or participate in such other investments or activities of the Manager or in the income or proceeds derived therefrom.

5.6         Liability and Indemnity of the Managers.

              (a)           Neither any Manager nor any of his or her affiliates shall be liable to the Company or any Member for any act or omission, except to the extent provided in the Company's Articles of Organization, as amended or restated.

             (b)           The Company may indemnify a Manager, officer or affiliate of the Company  (each, an "Indemnitee") against whom a claim is made or who is made a party to any proceeding, against liability incurred by such Manager, officer or affiliate in connection with such claim or proceeding to the maximum extent now or hereafter permitted by the Iowa Limited Liability Company Act, provided that the Company shall not indemnify an Indemnitee against liability for the following:  (i) the amount of a financial benefit received by the Indemnitee to which the Indemnitee was not entitled; (ii) an intentional infliction of harm on the Company or its members; (iii) a violation of Iowa Code Section 490A.807; or (iv) an intentional violation of criminal law.  The Company may advance any Indemnitee any expenses (including, without limitation, attorneys' fees and expenses) incurred as a result of any demand, action, suit or proceeding referred to in this subparagraph (b) provided that (i) the legal action relates to the performance of duties or services by the Indemnitee on behalf of the Company; and (ii) the Indemnitee gives a full recourse promissory note to the Company for the amounts of such advances payable in the event that the Indemnitee is determined to be not entitled to indemnification hereunder.

             (c)

(1)
The Company shall not indemnify a Manager, officer or affiliate unless authorized for a specific claim or proceeding after a determination has been made that indemnification of the Manager, officer or affiliate is permissible.

                      (2)             The determination shall be made by any of the following:

A.
If there are two or more disinterested Managers, by a majority vote of all the disinterested managers, a majority of whom shall for such purpose constitute a quorum, or by a majority of the members of a committee of two or more disinterested managers appointed by such a vote.

B.           By special legal counsel:

(i)           Selected in the manner prescribed in paragraph "A."

(ii)	If there are fewer than two disinterested Managers, selected by a majority vote of the Managers, in which selection Managers who do not qualify as disinterested directors may participate.

C.	By the Members, but interests owned by or voted under the control of a Manager who at the time does not qualify as a disinterested Manager shall not be voted on the determination.

(3)
Authorization of indemnification shall be made in the same manner as the determination that indemnification is permissible, except that if there are fewer than two disinterested Managers or if the determination is made by special legal counsel, authorization of indemnification shall be made by those entitled under subparagraph (c)(2)(B)(ii) to select special legal counsel.

             (d)           The indemnification provided by subparagraph (b) above shall not be deemed to be exclusive of any other rights to which any Indemnitee may be entitled under any agreement, as a matter of law, in equity or otherwise, and shall continue as to an Indemnitee who has ceased to have an official capacity and shall inure to the benefit of the heirs, successors and administrators of such Indemnitee.

             (e)           Any indemnification pursuant ot this section will be payable only from the assets of the Company.

5.7          Resignation.  Any Manager of the Company may resign at any time by giving written notice to the Member.  The resignation of any Manager shall take effect upon receipt of notice thereof or at such later time as shall be specified in such notice; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

5.8         Removal.  At a meeting called expressly for that purpose, all or any lesser number of Managers may be removed at any time, with or without cause, by a written document executed on behalf of the Member.

5.9         Vacancies.  Any vacancy occurring for any reason in the number of Managers of the Company may be filled by the affirmative vote of a majority of the remaining Managers then in office, provided that if there are no remaining Managers, the vacancy(ies) shall be filled by written document executed on behalf of the Member.  A Manager elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office and shall hold office until the expiration of such term and until his or her successor shall be elected and shall qualify or until his or her earlier death, resignation or removal.

5.10       Salaries.  The salaries and other compensation of the Managers shall be fixed from time to time by the Managers, subject to the approval of the Member.

5.11      Officers.  The Managers may appoint themselves or other individuals as officers of the Company, which may include, but shall not be limited to:  (1) president; (2) one or more vice presidents; (3) secretary; (4) assistant secretary; (5) treasurer and (6) assistant treasurer.  The Managers may delegate a portion of their day-to-day management responsibilities to any such officers, as determined by the Managers from time to time, and such officers shall have the authority to contract for, negotiate on behalf of and otherwise represent the interests of the Company as so authorized by the Managers.  Unless the Managers decide otherwise, if the title is one commonly used for officers of a business corporation formed under the Iowa Business Corporation Act, the assignment of such title shall constitute the delegation to such person of the authority and duties that are normally associated with that office, subject to any specific delegation of authority and duties.

6.           Member Capital Interests and Liabilities.

6.1        Capital Interests.  All capital interests in the Company shall belong to the Member.

6.2        Liabilities.  No Member shall be personally liable for any debts or losses of the Company beyond its agreed capital contribution.

7.          Banking.  All funds of the Company shall be deposited in its name in such checking account or accounts as shall be designated by an authorized Manager or the Member.  All withdrawals therefrom are to be made upon written bank instruments, which must be signed by a Manager or the Member.

8.          Books.  The Company books shall be maintained at the offices of the Member.  The books shall be kept on a calendar or fiscal year basis, as directed by the Managers.

9.          Voluntary Termination.  If the Company is dissolved, the Member shall proceed with reasonable promptness to liquidate the Company.  The assets of the Company shall be distributed in the following order:

             (a)           To pay or provide for the payment of all Company liabilities to creditors other than the Member, and liquidating expenses and obligations;

             (b)           To pay debts owing to the Member other than for capital and profits;

             (c)           To pay debts owing to the Member in respect to capital; and

             (d)           To pay debts owing to the Member in respect to profits.

10.        Amendment of Operating Agreement.  This operating agreement may be altered, amended or repealed and a new operating agreement may be adopted only by a written document signed on behalf of the Member so providing.

Allsteel Inc. (Sole Member)

Dated as of December 1, 2008	By:	/s/ Steven M. Bradford
Steven M. Bradford
Vice President and Secretary

The Gunlocke Company L.L.C. (The Company)

Dated as of December 1, 2008	By:	/s/ Steven M. Bradford
Steven M. Bradford, Manager